UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

        Date of Report (Date of earliest event reported) October 22, 2003

             (Exact name of registrant as specified in its charter)
                                DST Systems, Inc.

            (State or other       (Commission       (I.R.S. Employer
              jurisdiction        File Number)      Identification No.)
            of incorporation)

                 Delaware           1-14036              43-1581814


                333 West 11th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (816) 435-1000

                                 Not Applicable
         (Former name or former address, if changed since last report.)

                                    FORM 8-K
                                DST SYSTEMS, INC.

ITEM 7  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits.
                  Exhibit No.       Description of Document
                  99.1              News Release dated  October 22, 2003

ITEM 12 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

See attached as an Exhibit to this Form 8-K a News Release dated October 22, 2003 concerning the announcement of financial results.

The information in this Current Report on Form 8-K, including the exhibit, shall not be deemed "filed" for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           DST Systems, Inc.

                           /s/ Randall D. Young
                           Vice President, General Counsel and Secretary

Date: October 23, 2003

                                                                Exhibit 99.1

        DST SYSTEMS, INC. ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

KANSAS CITY, MO. (October 22, 2003) - DST's consolidated net income for the third quarter 2003 was $52.9 million ($0.45 per diluted share) compared to third quarter 2002 net income of $51.1 million ($0.42 per diluted share), an increase of 3.5% in net income and 7.1% in diluted earnings per share. Third quarter 2003 results include net after tax income of $1.7 million primarily related to $2.3 million of net tax gains on securities partially offset by $0.6 million of costs for facility and other consolidations. Third quarter 2002 results include net after tax losses of $0.9 million, primarily related to costs associated with facility consolidations within the Output Solutions segment. The management of DST analyzes historical results adjusted for certain items that are not necessarily ongoing in nature, do not have a high level of predictability associated with them or are non-operational in nature. Generally, these items include net gains (losses) associated with securities, restructuring costs and other similar items. Management believes the exclusion of these items provides a better basis for evaluating underlying business unit performance. Excluding the above mentioned items recorded in both the third quarters of 2003 and 2002, DST's consolidated net income for the quarter ended September 30, 2003 was $51.2 million ($0.44 per diluted share) compared to third quarter 2002 net income of $52.0 million ($0.43 per diluted share), a 1.5% decrease in net income and a 2.3% increase in diluted earnings per share. Third quarter 2003 results also include incremental net after tax cost of $2.5 million associated with the $840 million convertible debt offering completed in August 2003.

Year to date, DST's consolidated net income was $157.3 million ($1.32 per diluted share) in 2003 compared to $163.6 million ($1.34 per diluted share). Year to date 2003 results include net after tax income of $2.0 million resulting from $3.6 million of net gains on securities and costs of $1.6 million for facility and other consolidations. Year to date 2002 results include net after tax income of $0.7 million, primarily related to $6.6 million of net gains on securities and the gain from the sale of the DST Output presort business, partially offset by $5.9 million costs related to facility consolidations within the Output Solutions segment. Excluding the above mentioned items recorded in both 2003 and 2002, DST's consolidated net income for the nine months ended September 30, 2003 was $155.3 million ($1.30 per diluted share) compared to 2002 net income of $162.9 million ($1.33 per diluted share), a 4.7% decrease in net income and a 2.3% decrease in diluted earnings per share.

Exchange Agreement with Janus

On August 25, 2003, DST announced that it had entered into a definitive agreement with Janus Capital Group Inc. ("Janus") under which DST will acquire from Janus 32.3 million shares of DST common stock (27.9 % of the outstanding shares) in exchange for all of the stock of a DST subsidiary, DST Output Marketing Services, Inc. ("OMS"), which is part of DST's Output Solutions segment. At the time of the exchange, OMS will hold an operating commercial printing and graphics design business and additional cash to equalize the value of the operating business and the DST shares being exchanged. Janus and DST have agreed that the exchange value of the DST shares at closing will be determined based on the average closing price of DST common stock during the twenty trading day period prior to the close of the transaction, but at not less than $30.00 per share nor more than $34.50 per share. On this basis, and including the value of its other assets, OMS would have an approximate aggregate value of between $969 million to $1.114 billion, and its assets at closing would include cash of approximately $854 million to $999 million. This agreement is subject to a number of conditions, including DST shareowner approval, and is expected to close by the end of 2003.

Convertible Debt Offering

On August 12, 2003, the Company announced the completion of its offering of Convertible Senior Debentures due 2023. The offering, completed pursuant to Rule 144A under the Securities Act of 1933, consisted of $540 million of 4.125% Series A Convertible Senior Debentures due 2023 and $300 million of 3.625% Series B Convertible Debentures due 2023.

The Debentures are convertible into shares of DST Common Stock if the trading price of DST Common Stock reaches 120% or more of the initial conversion price of $49.08 per share during specified trading periods, and upon the occurrence of certain other events.

The Series A Debentures are callable by DST on or after August 20, 2010 and DST may be required by holders to purchase them on August 15, 2010, August 15, 2015 and August 15, 2020. The Series B Debentures are callable by DST on or after August 20, 2008 and DST may be required by the holders to purchase them on August 15, 2008, August 15, 2013 and August 15, 2018.

Net proceeds from the offering of $819 million (net of debt issuance costs of $21 million) were used to retire a short term bank note of $100 million, pay down revolving bank debt of $220 million, with the remainder being invested. The proceeds from the offering are expected to partially fund DST's obligations under the Exchange Agreement with Janus.

Financial Overview
Revenues

The following table summarizes the Company's revenues by segment (in millions):

                                 Quarter ended           Nine months ended
                                 September 30,             September 30,
                            --------------------      -----------------------
                               2003       2002            2003         2002
                            --------    --------      ----------    ---------
  Revenues
    Financial Services
      Operating             $ 254.5     $ 241.7       $    771.9     $   711.8
      OOP reimbursements       26.0        27.3            102.5         112.3
                            --------    --------      -----------    ----------
                            $ 280.5     $ 269.0       $    874.4     $   824.1
                            ========    ========      ===========    ==========
     Output Solutions
      Operating             $ 127.1     $ 134.7       $    406.1     $   433.0
      OOP reimbursements      134.7       150.5            448.6         451.3
                            --------    --------      -----------    ----------
                            $ 261.8     $ 285.2       $    854.7     $   884.3
                            ========    ========      ===========    ==========
     Customer Management
      Operating             $  45.8     $  42.5       $    135.7     $   134.4
      OOP reimbursements       14.8        17.3             46.9          47.7
                            --------    --------      -----------    ----------
                            $  60.6     $  59.8       $    182.6     $   182.1
                            ========    ========      ===========    ==========
     Investments and Other
      Operating             $  15.1     $  13.6       $     44.6     $    40.6
      OOP reimbursements        0.1         0.1              0.3           0.4
                            --------    --------      -----------    ----------
                            $  15.2     $  13.7       $     44.9     $    41.0
                            ========    ========      ===========    ==========
     Eliminations
      Operating             $ (28.7)    $ (27.0)      $    (81.8)    $   (84.8)
      OOP reimbursements      (19.7)      (22.7)           (68.3)        (67.5)
                            --------    --------      -----------    ----------
                            $ (48.4)    $ (49.7)      $   (150.1)    $  (152.3)
                            ========    ========      ===========    ==========
     Total Revenues
      Operating             $ 413.8     $ 405.5       $  1,276.5     $ 1,235.0
      OOP reimbursements      155.9       172.5            530.0         544.2
                            --------    --------      -----------    ----------
                            $ 569.7     $ 578.0       $  1,806.5     $ 1,779.2
                            ========    ========      ===========    ==========

Consolidated total revenues for the quarter decreased $8.3 million or 1.4% over the prior year quarter. Consolidated operating revenues for the quarter increased $8.3 million or 2.0% over the prior year quarter. Financial Services operating revenues increased 5.3% from higher U.S. mutual fund servicing revenues and the inclusion of revenues from lock\line, LLC ("lock\line"), which was acquired August 2, 2002, partially offset by a decrease in EquiServe, Inc. ("EquiServe") corporate action servicing revenues. Output Solutions operating revenues declined 5.6% from lower volumes and lower unit pricing on certain product lines. Customer Management operating revenues increased 7.8% from higher processing revenues partially offset by lower software development revenues. Consolidated Out-of-Pocket ("OOP") reimbursements decreased $16.6 million or 9.6% from the prior year quarter, principally from lower volumes.

Consolidated total revenues for the nine months ended September 30, 2003 increased $27.3 million or 1.5% over the prior year period. Consolidated operating revenues for the nine months ended September 30, 2003 increased $41.5 million or 3.4% over the comparable prior year period from higher Financial Services operating revenues.

Income from operations

The following table summarizes the Company's income from operations by segment (in millions):

                                   Quarter ended            Nine months ended
                                   September 30,               September 30,
                                --------------------      ---------------------
                                  2003        2002          2003         2002
                                --------    --------      ---------    --------
  Income (loss) from operations
  Financial Services            $  65.4     $  66.7       $ 180.8      $ 185.4
  Output Solutions                 (2.5)        2.7          12.7         22.8
  Customer Management               8.6         5.7          24.2         14.9
  Investments and Other             3.4         0.6           8.4          5.2
                                --------    --------      ---------    --------

                                $  74.9     $  75.7       $ 226.1      $ 228.3
                                ========    ========      =========    ========

Consolidated income from operations for the quarter decreased $0.8 million or 1.1% over the prior year quarter. Year to date consolidated income from operations decreased $2.2 million or 1.0% over the comparable prior year period.

Segment Results

Financial Services Segment

Financial Services segment total revenues (including OOP reimbursements) for the third quarter 2003 were $280.5 million, an increase of $11.5 million or 4.3% over the third quarter 2002. Financial Services segment operating revenues (excluding OOP reimbursements) for the third quarter 2003 were $254.5 million, an increase of $12.8 million or 5.3% over the third quarter 2002.

U.S. Financial Services segment operating revenues in the third quarter 2003 increased $9.7 million or 4.4% over the prior year quarter. The increase in U.S. revenues resulted from increased U.S. mutual fund servicing revenues and higher lock\line revenues partially offset by a decrease in EquiServe revenues from lower corporate action servicing revenues.

U.S. mutual fund open shareowner accounts processed totaled 86.9 million at September 30, 2003, an increase of 0.9 million or 1.0% for the quarter and an increase of 6.9 million or 8.6% from the 80.0 million serviced at December 31, 2002. Since the beginning of the year, excluding conversions of new clients, accounts processed increased 1.4 million or 1.8%.

Tax-advantaged retirement and educational savings accounts serviced (which include 529 and Coverdell savings plan accounts) totaled 33.3 million at September 30, 2003, an increase of 0.3 million or 0.9% for the quarter and an increase of 3.3 million or 11.0% from the 30.0 million serviced at December 31, 2002. The increase in tax-advantaged accounts serviced during the quarter resulted primarily from increased 529 savings plan accounts.

One new client commitment for full service mutual fund shareowner accounting was obtained in the quarter. In addition, commitments were received to provide full service processing from two existing remote service clients. There continues to be a number of mutual fund companies who are in different stages of evaluating their service options.

EquiServe shareowner accounts serviced totaled 23.0 million at September 30, 2003, a decrease of 0.4 million during the quarter, primarily from clients offering redemption programs for small investors and shareowner account attrition.

International Financial Services segment operating revenues totaled $26.0 million for the third quarter 2003, an increase of $3.1 million or 13.5% over the prior year quarter, primarily from higher maintenance and license revenues.

Financial Services segment income from operations for the third quarter 2003 decreased $1.3 million or 1.9% over the prior year quarter to $65.4 million principally from increased new systems development and implementation costs. Costs and expenses increased 6.2% compared to the prior year quarter, primarily from the acquisition of lock\line and increased new systems development and implementation costs partially offset by EquiServe cost containment initiatives. Depreciation and amortization costs increased 7.3% compared to the prior year quarter, primarily attributable to the inclusion of lock\line.

Financial Services segment operating revenues for the nine months ended September 30, 2003 were $771.9 million, an increase of $60.1 million or 8.4% over the prior year nine month period, principally from higher U.S. mutual fund servicing revenues and the acquisition of lock\line. Financial Services segment income from operations for the nine months ended September 30, 2003 decreased $4.6 million or 2.5% over the prior year period to $180.8 million, primarily caused by increased new systems development and implementation costs. Costs and expenses increased 8.2% in the nine months ended September 30, 2003, principally from the acquisition of lock\line and increased new systems development and implementation costs partially offset by lower EquiServe costs associated with reduced demutualization activities. Depreciation and amortization increased 12.0% in the nine months ended September 30, 2003, primarily attributable to the inclusion of lock\line.

Output Solutions Segment

Output Solutions segment total revenues for the third quarter 2003 totaled $261.8 million, a decrease of $23.4 million or 8.2% compared to the third quarter 2002. Segment operating revenues for the quarter ended September 30, 2003 were $127.1 million, a decrease of $7.6 million or 5.6% from third quarter 2002. Lower operating revenues were recorded from the mutual fund, brokerage, banking, telecommunications and video service industries. Items mailed decreased 1.2% to 417 million compared to third quarter 2002.

Output Solutions segment loss from operations for the third quarter was $2.5 million compared to income from operations of $2.7 million for the third quarter 2002, principally from lower revenues. Segment results include $0.9 million of costs in 2003 and $1.4 million of costs in 2002 associated with previously announced facility and other consolidations. Estimated additional charges of $1 million related to facility consolidations in 2003 will be expensed when incurred.

Output Solutions segment operating revenues for the nine months ended September 30, 2003 were $406.1 million, a decrease of $26.9 million or 6.2% from the prior year period. Excluding costs associated with facility consolidations, Output Solutions segment income from operations for the nine months ended September 30, 2003 decreased $16.7 million or 52.5% from the prior year period to $15.1 million.

Customer Management Segment

Customer Management segment total revenues for the third quarter 2003 totaled $60.6 million, an increase of $0.8 million or 1.3% from third quarter 2002. Customer Management segment operating revenues for the quarter ended September 30, 2003 were $45.8 million, an increase of $3.3 million or 7.8% over the 2002 quarter. Processing and software service revenues for the quarter increased $3.9 million or 9.4% and equipment sales decreased $0.6 million compared to third quarter 2002. Processing and software service revenues increased primarily as a result of higher maintenance and license revenues and incremental revenues from additional product features. Total cable and satellite subscribers serviced were
40.0 million at September 30, 2003, a decrease of 2.7% compared to year end 2002 levels, principally from a net decrease in U.S. cable subscribers serviced.

Customer Management segment income from operations for the third quarter 2003 increased $2.9 million or 50.9% over the prior year quarter to $8.6 million. Costs and expenses decreased $1.9 million or 3.6% from the third quarter 2002, primarily attributable to lower processing and equipment costs and cost containment initiatives. Depreciation and amortization decreased $0.2 million compared to the prior year quarter.

Customer Management segment operating revenues for the nine months ended September 30, 2003 were $135.7 million, an increase of $1.3 million or 1.0% over the prior year period. Customer Management segment income from operations for the nine months ended September 30, 2003 increased $9.3 million or 62.4% over the prior year period to $24.2 million.

As previously disclosed, two clients are discontinuing their processing agreements. At September 30, 2003 approximately 2.0 million subscribers were serviced for these clients.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company's operating segments, were $15.1 million for the quarter ended September 30, 2003, an increase of $1.5 million from the prior year quarter, primarily from increased real estate leasing activity. Investments and Other segment income from operations for the quarter ended September 30, 2003 increased $2.8 million over the prior year quarter.

Equity in earnings of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (in millions):

                                   Quarter ended            Nine months ended
                                   September 30,               September 30,
                                --------------------      ---------------------
                                  2003        2002          2003         2002
                                --------    --------      ---------    --------

  BFDS                          $  2.9      $  0.8        $  7.1       $  4.5
  IFDS                             1.2         0.3          (0.7)         0.7
  Other                            0.3         0.4           1.4          1.4
                                --------    --------      ---------    --------

                                $  4.4      $  1.5        $  7.8       $  6.6
                                ========    ========      =========    ========

BFDS earnings increased primarily from higher revenues from client additions and cost containment activities. IFDS results increased compared to prior year primarily due to higher revenues associated with new clients, partially offset by higher costs associated with new client conversion activity and higher occupancy costs related to a facilities move. Accounts serviced by IFDS U.K. were 3.9 million at September 30, 2003, a decrease of 0.2 million or 4.9% for the quarter and an increase of 0.4 million or 11.4% from year end 2002 levels. An additional 0.8 million accounts are scheduled to convert prior to year end 2003. Accounts serviced by IFDS Canada were 3.5 million at September 30, 2003, an increase of 0.9 million or 34.6% for the quarter and an increase of 1.0 million or 40.0% from year end 2002 levels, primarily from new client conversions.

Other income, net

Other income was $8.5 million for the third quarter 2003, of which $4.2 million primarily related to interest and dividend income and $3.5 million related to net gains on securities. Third quarter 2002 other income of $3.9 million was primarily related to interest and dividend income.

Other income was $18.6 million for the nine months ended September 30, 2003, of which $10.8 million primarily related to interest and dividend income and $5.5 million primarily related to net gains on securities. Year to date 2002 other income totaled $22.4 million, of which $12.4 million primarily related to interest and dividend income, $7.7 million in net gains on securities and a $2.3 million gain from the sale of the DST Output presort business.

Interest expense

Interest expense was $7.8 million for the quarter ended September 30, 2003, compared to $3.7 million in the prior year quarter. Convertible debenture interest expense of $5.2 million was included in the third quarter 2003. Interest expense was $14.3 million for the nine months ended September 30, 2003, compared to $9.4 million in the prior year period. Average debt balances were higher in 2003 compared to 2002, primarily as a result of the issuance of the $840 million convertible debentures, the lock\line acquisition and common stock repurchases.

Income taxes

DST's effective tax rate was 34.0% for the quarter and nine months ended September 30, 2003 and 2002. The 2003 and 2002 tax rates were affected by tax aspects of certain international operations and of state tax income apportionment rules.

Stock Repurchase Program

As of September 30, 2003, DST had 2.2 million shares remaining to be purchased under existing authorized programs and 115.7 million shares outstanding.

2003 Outlook

The Company estimates diluted earnings per share for the full year 2003 of $1.75 to $1.80, based on current expectations of business growth and market conditions. These estimates include $3.6 million of net after tax gains on securities, $1.9 million of net after tax facility consolidation costs and $7.0 million of incremental net after tax cost associated with the convertible debt offering. These estimates exclude any effect of closing the Exchange Agreement with Janus. There may be material differences between these estimates and actual results.

                                     * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 17, 2003 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                   For the Three Months   For the Nine Months
                                    ended September 30,   ended September 30,
                                      2003       2002      2003         2002
                                    --------   --------  ----------  ----------

  Operating revenues                $ 413.8    $ 405.5   $ 1,276.5   $ 1,235.0
  Out-of-pocket reimbursements        155.9      172.5       530.0       544.2
                                    --------   --------  ----------  ----------

    Total revenues                    569.7      578.0     1,806.5     1,779.2

  Costs and expenses                  457.8      465.9     1,471.7     1,448.3
  Depreciation and amortization        37.0       36.4       108.7       102.6
                                    --------   --------  ----------  ----------


  Income from operations               74.9       75.7       226.1       228.3

  Interest expense                     (7.8)      (3.7)      (14.3)       (9.4)
  Other income, net                     8.5        3.9        18.6        22.4
  Equity in earnings of
       unconsolidated affiliates        4.4        1.5         7.8         6.6
                                    --------   --------  ----------  ----------


  Income before income taxes           80.0       77.4       238.2       247.9
  Income taxes                         27.1       26.3        80.9        84.3
                                    --------   --------  ----------  ----------


  Net income                        $  52.9    $  51.1   $   157.3   $   163.6
                                    ========   ========  ==========  ==========


  Average common shares outstanding   115.7      119.9       117.9       120.2
  Diluted shares outstanding          117.3      121.8       119.2       122.2

  Basic earnings per share          $  0.46    $  0.43   $    1.33   $    1.36
  Diluted earnings per share        $  0.45    $  0.42   $    1.32   $    1.34

                                DST SYSTEMS, INC.
                      OTHER SELECTED FINANCIAL INFORMATION
                                  (In millions)
                                   (Unaudited)

                                        September 30,        December 31,
  Selected Balance Sheet Information        2003                2002
                                      --------------------- -------------------

  Cash                                 $     600             $      92
  Total assets                             3,440                 2,744
  Total debt                               1,000                   439
  Total stockholders' equity               1,530                 1,422



                                              For the Nine Months
                                              ended September 30,
  Selected Cash Flow Information             2003                 2002
                                      --------------------- -------------------

  Capital expenditures
    Operating segments                 $     150             $     111
    Investments and Other segment             80                    62



DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol: DST

Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer